Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-150627) pertaining to the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan,

(2)	Registration Statement (Form S-3 No. 333-178074) of Pioneer Southwest Energy Partners L.P. and in the related Prospectus, and

(3)	Registration Statement (Form S-3 No. 333-183380) of Pioneer Southwest Energy Partners L.P. and PSE Finance Corporation and in the related Prospectus;

of our reports dated March 14, 2013 with respect to the consolidated financial statements of Pioneer Southwest Energy Partners L.P. and the effectiveness of internal control over financial reporting of Pioneer Southwest Energy Partners L.P. included in this Annual Report (Form 10-K) of Pioneer Southwest Energy Partners L.P. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Dallas, Texas
March 14, 2013